EXHIBIT 10.1

ALTON PLAZA

THIRD AMENDMENT TO LEASE

(Extension of Term; Expansion of Premises)

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) dated for reference purposes only as of August 12, 2004, is entered into by and between ALTON PLAZA PROPERTY, INC., a Delaware corporation (“Lessor” or “Landlord”), and ISTA PHARMACEUTICALS, INC., a Delaware corporation (“Lessee” or “Tenant”).

RECITALS

A. Lessor’s predecessor in interest, Aetna Life Insurance Company, and Lessee entered into that certain Lease Agreement dated September 13, 1996 (the “Original Lease”) for certain premises located at 15279 Alton Parkway, Suite 100, Irvine, California 92618 (the “Existing Premises”), which are located in the industrial complex commonly known as Alton Plaza Industrial Park (hereinafter, the “Park” or the “Complex”). The Existing Premises contain approximately 13,448 square feet. Landlord and Tenant entered into that certain First Amendment to Lease dated as of June 27, 2001 (the “First Amendment”) and that certain Second Amendment to Lease dated as of February 13, 2002 (the “Second Amendment”). Pursuant to the Second Amendment, the Expansion Premises (located in the building commonly known as 15273 Alton Parkway, as more specifically described in the Second Amendment) were added to the Existing Premises. The Original Lease as amended by the First Amendment and the Second Amendment is hereinafter referred to as the “Lease”. The Existing Premises Expiration Date is September 30, 2004. The Expansion Premises Expiration Date is June 30, 2005.

B. Landlord and Tenant presently desire to amend the Lease to, among other things, provide for: (i) the extension of the term of the Lease, (ii) the deletion of the Expansion Premises, and (iii) the addition of certain new premises to the Lease.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Unless otherwise specifically set forth herein, all capitalized terms used herein shall have the same meanings as set forth in the Lease.

2. Deletion of Expansion Premises. Landlord shall provide Tenant with thirty (30) days prior written notice (“Delivery Notice”) of the date the New Premises (as defined in Section 3 below) are estimated to be Substantially Completed (as defined below). Landlord shall then notify Tenant when the New Premises are Substantially Completed (the “Completion Notice”). The Completion Notice shall also specify the date by which Tenant is to relocate to the New Premises (the “Relocation Date”), which Relocation Date shall be at least three (3) business days following the date the New Premises are Substantially Completed and in no event prior to the date set forth in the Delivery Notice. Tenant shall remove all of Tenant’s personal property from the Expansion Premises on the Relocation Date. The Expansion Premises shall be surrendered by Tenant on or before 11:59 p.m. of the Relocation Date. Notwithstanding anything to the contrary set forth in the Lease, if Tenant fails to deliver possession of the

Expansion Premises to Landlord on or before 11:59 p.m. on the Relocation Date, Tenant’s continued possession of the Expansion Premises shall be on the basis of a tenancy at sufferance at a rate equal to 150% of the Base Rent amount for the period from the Relocation Date to the Surrender Date, as defined below, plus all rent adjustments under the Lease, charged and payable on a per diem basis. In addition, Tenant shall indemnify, protect, defend and hold Landlord harmless from all claims arising from or in connection with all damages sustained by Landlord as a result of any holdover beyond the Relocation Date by Tenant in the Expansion Premises including, but not limited to, any claims by another tenant resulting from a delay by Landlord in delivering possession of the Expansion Premises to such other tenant. Tenant shall remain liable for all of Tenant’s rental and other obligations under the Lease with regard to the Expansion Premises until such time as Tenant actually vacates and surrenders the Expansion Premises to Landlord as required by this Section 2 (the “Surrender Date”). Tenant shall be released from its obligations under the Lease solely with respect to the Expansion Premises accruing after the Surrender Date except for such indemnities and other liabilities which expressly survive the termination thereof.

3. Addition of the New Premises. The increment of space located at 15295 Alton Parkway and labeled “New Premises” on the attached Exhibit A-3 shall be added to the Premises covered by the Lease on the date (the “New Commencement Date”) Landlord has Substantially Completed the Phase I Work (as defined below), and shall remain a portion of the “Premises” (as defined below) throughout the New Extended Term (as defined below); provided, however, in no event shall the New Commencement Date occur before September 1, 2004. Landlord and Tenant agree that initially for the purpose of the Lease and this Amendment, the New Premises shall be deemed to contain approximately 21,429 square feet of space. As of the New Commencement Date, the Basic Lease Information Page of the Lease shall be modified to provide that the “Premises” consists of approximately 34,877 square feet (the combined Existing Premises and New Premises shall hereinafter be referred to as the “Premises”). The parties hereto acknowledge that the term of the Lease with respect to the Existing Premises is scheduled to expire on September 30, 2004 (the “Existing Premises Expiration Date”). If the Phase I Work has not been completed by such date, then Tenant shall continue to pay Base Rent and all other charges under the Lease at the rates in effect applicable immediately prior to such date and Tenant shall not be deemed to be “holding over” in the Expansion Premises or the Existing Premises during the period after the Existing Premises Expiration Date through and including the day before the New Commencement Date.

4. Premises Condition. For the period which is twelve (12) months following the date of Substantial Completion (the “Warranty Period”), Landlord shall be responsible at its sole cost and expense for: (i) any failure of the New Premises and/or the Work (as defined below) to comply with all applicable laws, statutes, codes, governmental regulations and private restrictions then in effect as of the date of Substantial Completion (“Legal Requirements”), and (ii) any defects in material or workmanship in any of the Work. Landlord shall repair any defective or malfunctioning component of such items of which Landlord has received written notice from Tenant describing the failure or malfunction within the Warranty Period. Except for the foregoing, the provisions of Section 9 below and Landlord’s maintenance obligations under the Lease, Landlord shall have no obligation to make or pay for any improvements or renovations in or to the New Premises or to otherwise prepare the New Premises or the Existing Premises for Tenant’s occupancy, except as specifically provided in this Amendment.

5. Planning and Phasing of Work.

5.1 Phasing of Work. The parties hereto acknowledge that the Work (as defined below) shall be performed in two stages: (1) “Phase I” which shall include all tenant improvements to be constructed in the New Premises as described in Section 5.4 below, and (2) “Phase II” which shall include all tenant improvements to be constructed in the Existing Premises as described in Section 5.7 below.

5.2 Architect. The architect for the tenant improvements to be constructed in the Premises shall be H. Hendy (“Architect”). The parties acknowledge that Tenant has already engaged H. Hendy to perform certain programming, test fitting, furniture assessments and some preliminary design work in connection with the proposed Work, the cost of which shall be included in Total Construction Costs (as defined below). Prior to the date hereof, Tenant met with the Architect to discuss its program and facility requirements (“Program”) and the nature and extent of all improvements that Tenant proposes to install in the New Premises and the Existing Premises and at such meeting, provided the Architect with all necessary data and information requested by the Architect to prepare initial Program documents and then space plans therefor as required by this Section 5.

A. PHASE I: IMPROVEMENTS IN NEW PREMISES

5.3 Preparation and Delivery of Phase I Space Plan. Prior to the date hereof, with respect to Phase I, Tenant has delivered to Landlord: (a) a Program document indicating the square footage requirements for each department, and (b) a space plan prepared by the Architect depicting improvements to be installed in the New Premises (the “Phase I Space Plan”), with any deficiencies between the space plan and the required Program clearly identified. On or before July 28, 2004, Landlord shall deliver to Tenant (i) a preliminary cost estimate to complete the work depicted in the Phase I Space Plan (“Phase I Budget”), and (ii) a preliminary project schedule (“Phase I Project Schedule”). Tenant shall notify Landlord whether it approves of the scope of the Phase I work outlined in the submitted Budget and Project Schedule within three (3) business days after Landlord’s submission thereof. If Tenant disapproves of the scope of the Phase I work outlined in the submitted Budget and/or Project Schedule within such three (3) business day period, then Tenant shall notify Landlord thereof specifying in reasonable detail the reasons for such disapproval, in which case Landlord shall within three (3) business days after such notice, revise such Phase I Budget and/or Project Schedule, as the case may be, in accordance with Tenant’s objections and submit the revised Phase I Budget and/or Project Schedule, as the case may be, to Tenant for its review and approval. Tenant shall notify Landlord in writing whether it approves of the scope of the Phase I work outlined in the resubmitted Budget and/or Project Schedule, as the case may be, within two (2) business days after its receipt thereof. This process shall be repeated until the Budget and Project Schedule have been finally approved by Tenant and Landlord. If Tenant fails to notify Landlord that it disapproves of the initial Phase I Budget and/or Project Schedule within three (3) business days (or, in the case of a resubmitted Phase I Budget and/or Project Schedule within two (2) business days after the submission thereof), then Tenant shall be deemed to have approved the Phase I Budget and/or Project Schedule in question. Concurrently with preparation of the Phase I Budget and Project Schedule, Landlord shall prepare a preliminary budget and project schedule for the Phase II Work (as defined below) (the “Preliminary Phase II Budget & Schedule”).

Tenant shall notify Landlord whether it approves of the scope of the Phase II work outlined in the submitted Preliminary Phase II Budget & Schedule within three (3) business days after Landlord’s submission thereof. If Tenant disapproves of the scope of the Phase II work outlined in the submitted Preliminary Phase II Budget & Schedule within such three (3) business day period, then Tenant shall notify Landlord thereof specifying in reasonable detail the reasons for such disapproval, in which case Landlord shall within three (3) business days after such notice, revise such Preliminary Phase II Budget & Schedule in accordance with Tenant’s objections and submit the revised Preliminary Phase II Budget & Schedule to Tenant for its review and approval. Tenant shall notify Landlord in writing whether it approves of the scope of the Phase II work outlined in the resubmitted Preliminary Phase II Budget & Schedule within two (2) business days after its receipt thereof. This process shall be repeated until the Preliminary Phase II Budget & Schedule have been finally approved by Tenant and Landlord. If Tenant fails to notify Landlord that it disapproves of the initial Preliminary Phase II Budget & Schedule within three (3) business days (or, in the case of a resubmitted Preliminary Phase II Budget & Schedule within two (2) business days after the submission thereof), then Tenant shall be deemed to have approved the Preliminary Phase II Budget & Schedule in question. Notwithstanding such approval, the parties hereto acknowledge that the Preliminary Phase II Budget & Schedule may be subject to revision pending approval of the Phase II Working Drawings as described in Section 5.8 below.

5.4 Phase I Working Drawings. On or before July 30, 2004, Landlord shall cause to be prepared final working drawings of all improvements to be installed in the New Premises based on the approved Phase I Space Plan and deliver the same to Tenant for its review and approval (which approval shall not be unreasonably withheld, delayed or conditioned). Such Phase I working drawings shall be prepared by the Architect (and if necessary, engineers) (whose fees shall be included in the Total Construction Costs (as defined below)). Tenant shall notify Landlord whether it approves of the submitted Phase I working drawings within two (2) business days after Landlord’s submission thereof. If Tenant disapproves of such Phase I working drawings, then Tenant shall notify Landlord thereof specifying in reasonable detail the reasons for such disapproval, in which case Landlord shall, within three (3) business days after such notice, revise such Phase I working drawings in accordance with Tenant’s objections and submit the revised Phase I working drawings to Tenant for its review and approval. Tenant shall notify Landlord in writing whether it approves of the resubmitted Phase I working drawings within one (1) business day after its receipt thereof. This process shall be repeated until the working drawings have been finally approved by Landlord and Tenant. If Tenant fails to notify Landlord that it disapproves of the initial Phase I working drawings within three (3) business days (or, in the case of resubmitted working drawings, within one (1) business day) after the submission thereof, then Tenant shall be deemed to have approved the working drawings in question. Any delay caused by Tenant’s failure to respond within the time periods set forth in this Section 5.4 as to such Phase I working drawings shall constitute a Tenant Delay (defined below). As used herein, “Phase I Working Drawings” shall mean the final Phase I working drawings approved by Landlord and Tenant, as amended from time to time by any approved changes thereto approved by Landlord and Tenant, and “Phase I Work” shall mean all improvements to be constructed in the New Premises in accordance with and as indicated on the Phase I Working Drawings. Landlord’s approval of the Phase I Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any law, but shall merely be the consent of Landlord thereto. Tenant shall, at Landlord’s request, sign the Phase I Working Drawings to evidence its review and approval thereof. After the Phase I Working Drawings have been approved, Landlord shall cause the Phase I Work to be performed in accordance with the Phase I Working Drawings. Landlord shall cause the Contractor to construct the Phase I Work to comply with the Phase I Working Drawings and Legal Requirements.

5.5 Phase I Budget. Upon approval of the Phase I Working Drawings by Tenant and Landlord, and subject to the provisions of Section 5.4 above, Landlord shall provide to Tenant, prior to commencement of construction of the Phase I Work, a complete budget (“Phase I Final Budget”) showing all line items of the Phase I Work and the schedule of distribution of the Construction Allowance (as defined below) with respect to the Phase I Work. Tenant shall approve or disapprove the Phase I Final Budget within five (5) business days of receipt, such approval not to be unreasonably conditioned or withheld. If Tenant fails to notify Landlord that it disapproves of the Phase I Final Budget within such five (5) business day period, then Tenant shall be deemed to have approved the Phase I Final Budget.

B. PHASE II: IMPROVEMENTS IN EXISTING PREMISES

5.6 Preparation and Delivery of Phase II Space Plan. Within ten (10) business days of the full execution of this Amendment by Landlord and Tenant, with respect to Phase II, Tenant shall deliver to Landlord: (a) a Program document indicating the square footage requirements for each department, and (b) a space plan prepared by the Architect depicting improvements to be installed in the Existing Premises (the “Phase II Space Plan”).

5.7 Phase II Working Drawings. Within ten (10) business days after Landlord and Tenant’s approval of the Phase II Space Plan, Landlord shall cause to be prepared final working drawings of all improvements to be installed in the Existing Premises based on the approved Phase II Space Plan and deliver the same to Tenant for its review and approval, which approval shall not be unreasonably withheld, delayed or conditioned. Such working drawings shall be prepared by the Architect, and if necessary, engineers (whose fees shall be included in the Total Construction Costs). Tenant shall notify Landlord whether it approves of the submitted Phase II working drawings within two (2) business days after Landlord’s submission thereof. If Tenant disapproves of such Phase II working drawings, then Tenant shall notify Landlord thereof specifying in reasonable detail the reasons for such disapproval, in which case Landlord shall, within three (3) business days after such notice, revise such Phase II working drawings in accordance with Tenant’s objections and submit the revised working drawings to Tenant for its review and approval. Tenant shall notify Landlord in writing whether it approves of the resubmitted Phase I working drawings within one (1) business day after its receipt thereof. This process shall be repeated until the working drawings have been finally approved by Landlord and Tenant. If Tenant fails to notify Landlord that it disapproves of the initial Phase II working drawings within three (3) business days (or, in the case of resubmitted working drawings, within one (1) business day) after the submission thereof, then Tenant shall be deemed to have approved the working drawings in question. Any delay caused by Tenant’s failure to respond within the time periods set forth in this Section 5.7 as to such Phase II working drawings shall constitute a Tenant Delay (defined below). As used herein, “Phase II Working Drawings” shall mean the final Phase II working drawings approved by Landlord and Tenant, as amended from time to time by any approved changes thereto approved by Landlord and Tenant, and “Phase II Work”

shall mean all improvements to be constructed in the Existing Premises in accordance with and as indicated on the Phase II Working Drawings. Landlord’s approval of the Phase II Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any law, but shall merely be the consent of Landlord thereto. Tenant shall, at Landlord’s request, sign the Phase II Working Drawings to evidence its review and approval thereof. After the Phase II Working Drawings have been approved, Landlord shall cause the Phase II Work to be performed in accordance with the Phase II Working Drawings. Landlord and Tenant presently contemplate that construction of the Phase II Work would commence on or about December 1, 2004. Landlord shall cause the Contractor to construct the Phase II Work to comply with the Phase II Working Drawings and Legal Requirements. As used herein, “Work” shall mean the Phase I Work and the Phase II Work. As used herein, “Working Drawings” shall mean the Phase I Working Drawings and the Phase II Working Drawings.

5.8 Phase II Budget. Upon approval of the Phase II Working Drawings by Tenant and Landlord, and subject to the provision of Section 5.7 above, Landlord shall provide to Tenant, prior to commencement of construction of the Phase II Work, a revised draft of the Preliminary Phase II Budget & Schedule (“Phase II Final Budget”) showing all line items of the Phase II Work and the schedule of distribution of the Construction Allowance with respect to the Phase II Work. Tenant shall approve or disapprove the Phase II Final Budget within five (5) business days of receipt, such approval not to be unreasonably conditioned or withheld. If Tenant fails to notify Landlord that it disapproves of the Phase II Final Budget within such five (5) business day period, then Tenant shall be deemed to have approved the Phase II Final Budget.

6. Selection of General Contractor. As soon as reasonably practicable following the later to occur of Landlord and Tenant’s approval of the Phase I Working Drawings and the Preliminary Phase II Budget & Schedule but in any event no later than the date which is five (5) business days following such approval, Landlord shall seek competitive bids from DPR Construction, Howard Building Corporation, ROEL Construction and Caliber Construction for the cost of constructing the Work (to be completed on or before October 15, 2004). Landlord shall request that each bid include a provision providing for liquidated damages in the approximate amount of Two Thousand Dollars ($2,000.00) per day for each day after November 1, 2004 that the New Premises are not Substantially Completed until the day before the date on which the Phase I Work is Substantially Completed, such sum to be passed through from Landlord to Tenant; provided, however, if all of the contractors indicate that such liquidated damages provision is not commercially reasonable or economically feasible, Landlord shall be under no obligation to provide a liquidated damages clause in the contract with the general contractor selected to perform the Work. At the completion of the bidding process, Landlord shall submit to Tenant copies of all bids received and a trade by trade comparison analysis of each bidder’s proposal. Landlord and Tenant shall select the general contractor to perform the Work. Landlord and Tenant shall make such selection based on the following criteria: (i) lowest qualified cost to complete the Work, (ii) completion schedule, (iii) the reputation and experience of the contractor’s specific team assembled for this project, and in constructing the type of improvements which Tenant contemplates installing in the Premises, and (iv) Landlord’s prior experience with such general contractor in providing first class materials and/or service to the Complex. If after receipt of all bids, the estimated cost of the Work, including architectural and engineering, construction management, permits, cabling and other items included within the

Phase I Working Drawings and the Preliminary Phase II Budget & Schedule exceed the Construction Allowance, Tenant may select the contractor in its sole discretion. If after receipt of the bids, the estimated cost for the Work is equal to or less than the Construction Allowance, Landlord shall be entitled to make the selection of the Contractor provided the bid of the contractor selected called for Substantial Completion of the Phase I Work on or before October 15, 2004. The contractor selected is hereinafter referred to as the “Contractor”.

7. Construction Warranties. The Contractor shall guarantee that the Work shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. The Contractor shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract which shall become defective within one (1) year after completion of the Work. The correction of such Work shall include, without additional charge, all additional expenses and damages in connection with such removal or replacement of all or any part of the Work, and/or the building and/or common areas of work which may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Work shall be contained in the contract with the Contractor which shall be so written that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either.

8. Construction. Landlord shall cause the Contractor to perform construction of the Work in accordance with the Working Drawings, in a good and workmanlike manner. Subject to Tenant’s payment of the Excess Costs (as defined in Section 13 below), Landlord will bear all costs and expenses to perform the Work shown on the Working Drawings, including the cost of all permits and other governmental approvals, except as otherwise expressly provided herein. “Substantial Completion” of the Work shall be deemed to have occurred on the date on which (i) the Architect certifies that the Work has been completed pursuant to the Working Drawings, subject only to the completion or correction of the Punch List Items (as defined below); (ii) a certificate of occupancy or temporary certificate of occupancy (or its equivalent) for the New Premises (and the Existing Premises, if applicable) has been issued by the governmental agency responsible for issuing such certificate in Orange County; and (iii) Landlord has delivered possession of the New Premises to Tenant in the condition required under this Amendment. Landlord or its affiliate or agent shall supervise the Work, make disbursements required to be made to the Contractor and other vendors as required to complete the Work, and act as a liaison between the Contractor and Tenant’s representative and coordinate the relationship between the Work, the Building and the Complex. Kathy McGinley shall be designated as “Tenant’s Representative” in connection with the Work. In the event Tenant disputes whether or not Substantial Completion has occurred, Tenant shall notify Landlord within five (5) business days after receipt of the Completion Notice. Such dispute shall be mutually resolved by Landlord and Tenant, each using its good faith commercially reasonable business judgment. Any change orders shall require the approval of Landlord and Tenant’s Representative. In consideration for Landlord’s construction supervision services, Tenant shall pay to Landlord a construction supervision fee equal to four percent (4%) of the Total Construction Costs (excluding the construction supervision fee). Tenant acknowledges that the Phase II Work will be performed while Tenant is in occupancy of the Existing Premises. Tenant shall not be entitled to any rental abatement during the performance of the Phase II Work in the Existing Premises; provided, however, Landlord shall use reasonable efforts to minimize any disturbance to the operation of

Tenant’s business during the performance of the Phase II Work. Notwithstanding the foregoing, Landlord shall not be obligated to engage overtime labor; provided, however, if the Final Budget is in excess of $650,000, then Landlord shall engage overtime labor if necessary in order to avoid a material interruption of Tenant’s business caused by the Phase II Work and the cost of such overtime labor shall be deemed an “Excess Cost” payable by Tenant pursuant to Section 13 below.

9. Limited Warranty. Landlord warrants that for ninety (90) days following the New Commencement Date, the existing heat, air conditioning and ventilating (“HVAC”) equipment, and the existing electrical and plumbing and other building systems serving the New Premises are in good working order. Landlord shall repair any defective or malfunctioning component of such systems of which Landlord has received written notice from Tenant describing the failure or malfunction within ninety (90) days of the New Commencement Date and the cost of repairing such failure or malfunction shall not be charged to Tenant as an operating expense, repair cost or maintenance cost. Any new or replaced HVAC equipment, electrical equipment and plumbing systems and labor and materials furnished as part of the Work shall be subject to the provisions of Section 4 above.

10. Punch List. “Punch List Items” shall mean minor items of incomplete or defective work or materials in the improvements called for in the Working Drawings, which do not materially impair Tenant’s use of the New Premises or the Existing Premises for the conduct of Tenant’s business therein. When Landlord considers: (A) the Phase I Work in the New Premises to be Substantially Completed and (B) the Phase II Work in the Existing Premises to be Substantially Completed, Landlord will notify Tenant and within three (3) business days thereafter in each case, Landlord’s representative and Tenant’s Representative shall conduct a walk-through of the Premises and identify any Punch List Items with respect to the Phase I Work or the Phase II Work, as the case may be. Neither Landlord’s representative nor Tenant’s Representative shall unreasonably withhold his or her agreement on Punch List Items. Landlord shall use diligent and reasonable efforts to cause the Contractor to complete all Punch List Items within thirty (30) days after agreement thereon.

11. Definition of Total Construction Costs. The entire cost of performing the Work including design of the Work and preparation of the Tenant’s programming documents and test fits, Phase I Space Plan, the Phase II Space Plan and the Working Drawings, including revisions, costs of construction labor and materials, generator, dumb waiter, trenching between the Existing Premises and the New Premises, plan check and permit fees, electrical usage during construction and additional janitorial services, which costs shall be included in Contractor’s general conditions, general tenant signage, related taxes, insurance costs, costs to repair and reuse or install new telephone and data equipment, and the construction supervision fee referenced in Section 8 of this Amendment, shall herein collectively called the “Total Construction Costs”. The Total Construction Costs in excess of the Construction Allowance (hereinafter defined) shall be paid by Tenant. Upon approval of the Phase I Working Drawings and selection of the Contractor, Tenant shall promptly (a) execute a work order agreement prepared by Landlord which identifies such drawings and itemizes the Total Construction Costs and sets forth the Construction Allowance, and (b) pay to Landlord the amount by which the Total Construction Costs is expected to exceed the Construction Allowance (such prepaid amount is hereinafter referred to as the “Pre-Paid Amount”) on a pro rata basis monthly (based on percentage of completion) as construction of the Work progresses. No changes in the Total Construction Costs, change order approvals or additions to any contracts shall be made by Landlord after the approval of the Phase I Final Budget by Tenant with respect to the Phase I Work and approval of the Phase II Final Budget by Tenant with respect to the Phase II Work, in either case without Tenant’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed.

12. Construction Allowance. Landlord shall provide to Tenant a construction allowance not to exceed $650,000.00 (the “Construction Allowance”) to be applied toward the Total Construction Costs, as adjusted for any changes to the Work approved by Landlord and Tenant. The Construction Allowance shall not be disbursed to Tenant in cash, but shall be applied by Landlord to the payment of the Total Construction Costs, if, as, and when the cost of the Work is actually incurred and paid by Landlord. The Construction Allowance must be used within twelve (12) months following the date of this Amendment or shall be deemed forfeited with no further obligation by Landlord with respect thereto. The foregoing twelve (12) month limitation shall be extended one day for each day of Landlord Delay (as defined in Section 15 below).

13. Excess Costs. As of the date of this Amendment, the parties anticipate that the Total Construction Costs will exceed the amount of the Construction Allowance. During the course of construction, once the cost of constructing the Work has exceeded the amount of the Construction Allowance plus the Pre-Paid Amount, Landlord shall provide written notice thereof to Tenant. Following Landlord’s delivery of such notice to Tenant, Tenant shall be obligated to pay for all billings from Landlord for the cost of the Work in excess of the Construction Allowance and the Pre-Paid Amount (collectively, the “Above-Allowance Amounts”). The payment of the Above-Allowance Amounts shall be accomplished by increasing Tenant’s share of monthly disbursements provided in Section 11 above. Under no circumstances shall Landlord be required to pay for the Above-Allowance Amounts. Following Substantial Completion of the Work, if the amount of the Total Construction Costs exceeds the sum of (i) the Construction Allowance, (ii) the Pre-Paid Amount, and (iii) the Above-Allowance Amounts, then Tenant shall be responsible for such excess costs (collectively, the “Excess Costs”). Under no circumstances (except if to correct deficiencies in the Work which are brought to Landlord’s attention within the Warranty Period) shall Landlord be required to pay for any Excess Costs. Landlord will invoice Tenant for such Excess Costs; such invoice shall include adequate supporting documentation for the Excess Costs. Tenant shall pay Landlord the amount of the Excess Costs within twenty (20) days of receipt of such invoice, provided that Tenant approves the amount of the Excess Costs, such approval not to be unreasonably withheld, conditioned or delayed.

14. Payment of Costs. Except as otherwise set forth herein, Tenant shall pay Landlord for amounts due under this Amendment within twenty (20) days of billing. Any unpaid portions, whether undisputed or disputed on which Landlord ultimately prevails, shall bear interest from the due date at the annual rate of two percent (2%) above the prime interest rate then being charged by Bank of America, N.T. & S.A., Los Angeles Main Office, but not to exceed the maximum legal rate permitted to be charged on the date such interest shall commence to accrue.

15. Delays. Tenant shall be responsible for, and shall pay to Landlord any and all costs and expenses incurred by Landlord in connection with any delay in Substantial Completion caused by Tenant and any increase in the cost of Work caused by (i) any changes requested by Tenant in the Work shown on the Working Drawings (including any cost or delay resulting from proposed changes that are not ultimately made), (ii) any failure by Tenant to timely pay any amounts due from Tenant hereunder, including any additional costs resulting from any change (it being acknowledged that if Tenant fails to make or otherwise delays making such payments, Landlord may stop work on the Work rather than incur costs which Tenant is obligated to fund but has not yet done so and any delay from such a work stoppage will be a Tenant Delay), (iii) the inclusion in the Work of any so-called “long lead” materials (such as fabrics, panellings, carpeting or other items that must be imported or are of unusual character or limited availability) which Landlord has informed Tenant, at the time Tenant selects such item(s), are long-lead items, (iv) any failure by Tenant to respond to inquiries within the time provided in this Amendment or, if not specified, within commercially reasonable time periods, regarding the construction of the Work or in granting Tenant’s approval of materials or finishes for the Work, or (v) any other delay requested or proximately caused solely by Tenant. Each of the foregoing is referred to herein as a “Tenant Delay”. Tenant Delays do not include delays in governmental processing or delays caused by Landlord’s failure to perform its obligations hereunder (including preparing items and/or responding within the time periods set forth herein). Landlord shall provide Tenant written notice promptly following the occurrence of any Tenant Delay specifying Landlord’s good faith estimate of the duration thereof. If Substantial Completion of the Phase I Work is delayed as a result of a Tenant Delay, then the New Commencement Date shall be deemed to be the date that Substantial Completion of the Phase I Work would have occurred but for any Tenant Delay. In addition, if Tenant requests any changes to the Work described in the Space Plan or the Working Drawings, then the net increased costs and any additional design costs incurred in connection therewith as the result of any such change shall be added to the Total Construction Costs. In addition, Tenant shall indemnify, protect, defend and hold Landlord harmless from all claims arising from or in connection with all damages sustained by Landlord as a result of any Tenant Delay. As used herein, a “Landlord Delay” shall mean any delay in the Substantial Completion of the Work that occurs due to Landlord’s failure to complete any action item on or before the due date required hereunder. In calculating the date of Substantial Completion of the Work, one day shall be deducted from the aggregate of Tenant Delay days for each day of Landlord Delay.

16. Early Occupancy Period. Landlord shall: (i) use commercially reasonable efforts to provide Tenant with early access to the New Premises, (ii) provide written notice to Tenant of the date such early access shall commence (the “Access Date”), and (iii) use commercially reasonable efforts to provide such early access commencing on the date which Landlord estimates to be thirty (30) business days for telecom and cabling work and fifteen (15) business days for all other Tenant work prior to the estimated date of Substantial Completion of the Phase I Work. Such early occupancy shall be subject to all of the terms and conditions of the Lease, except for Tenant’s obligation to pay Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Common Area Utility Costs with respect to the New Premises (which obligation shall commence upon the New Commencement Date). Such period of early occupancy, if any, shall commence on the Access Date and continue through the date immediately preceding the New Commencement Date (“Early Occupancy Period”). During the Early Occupancy Period, Tenant may enter the New Premises for the purpose of installing telephones, electronic communication or related equipment, fixtures, furniture and equipment, provided that Tenant shall be solely responsible for any of such equipment, fixtures and furniture and for any loss or damage thereto from any cause whatsoever, except to the extent caused solely by Landlord’s gross negligence or willful misconduct. Such early access to the New Premises and such installation shall be permitted only to the extent that Landlord reasonably determines that such early access and installation activities will not delay Landlord’s completion of the Phase I Work. Landlord and Tenant shall cooperate in the scheduling of Tenant’s early access to the New Premises and of Tenant’s installation activities in an attempt to maximize the benefits to Tenant of this Section 5 without interfering with Landlord’s completion of the construction of the Phase I Work. The provisions of Section 10 and Section 12 of the Original Lease shall apply in full during the Early Occupancy Period, and Tenant shall (i) provide certificates of insurance evidencing the existence and amounts of liability insurance carried by Tenant and its agents and contractors, reasonably satisfactory to Landlord, prior to such early entry, and (ii) comply with all applicable laws, regulations, permits and other approvals applicable to such early entry work in the New Premises. Notwithstanding the foregoing, if such early access or installation delays or interferes with Landlord’s construction of the Phase I Work, or increases the cost of the Phase I Work, the same shall be a Tenant Delay.

17. Extension of Term. Upon the New Commencement Date, the term of the Lease for the Premises shall be extended (the “New Extended Term”) so that the expiration date of the Lease shall be the last day of the sixtieth (60th) full calendar month following the New Commencement Date (such date is hereinafter referred to as the “New Expiration Date”). The New Commencement Date and the New Expiration Date shall be confirmed in writing by the parties following the occurrence of the New Commencement Date. The New Extended Term may be extended, at Tenant’s election, in accordance with the provisions of Exhibit I attached hereto.

18. Base Rent. To reflect the addition of the New Premises to the Lease, effective as of the New Commencement Date, and continuing thereafter throughout the New Extended Term, Tenant shall pay to Landlord Base Rent in advance on or before the first day of each calendar month, for the entirety of the Premises, as follows:

Lease Months:	Monthly Base Rent:
1	$32,375.95
2 – 4	$ 0.00
5 – 12	$32,375.95
13 – 24	$41,852.40
25 – 36	$43,596.25
37 – 48	$45,340.10
49 – 60	$47,083.95

The first “Lease Month” shall be the period commencing on the New Commencement Date (as such date may be accelerated pursuant to Section 15) and ending on the last day of the first (1st) full calendar month thereafter. The first (1st) monthly installment of Base Rent in the amount of $32,375.95 shall be payable contemporaneously with the execution of this Amendment by Tenant; payment for a partial month following the New Commencement Date shall be payable within five (5) days of the New Commencement Date. Thereafter, Base Rent shall be payable on the first (1st) day of each month beginning on the first (1st) day of the fifth (5th) full calendar month of the New Extended Term. Effective as of the New Commencement Date, Section 5 of the Second Amendment is hereby deleted in its entirety.

19. Modification of Tenant’s Share. To reflect the addition of the New Premises to the Lease, effective as of the New Commencement Date, the provisions of Article 6 of the Lease shall apply to the combined New Premises and the Existing Premises and Tenant’s Share shall be 16.2% with respect to the combined New Premises and Existing Premises. The first (1st) monthly installment of Operating Expenses, Tax Expenses and Common Area Utility Costs in the amount of $10,502.00 for the entirety of the Premises (which amount represents the sum of $4,050.00 with respect to the Existing Premises and $6,452.00 with respect to the New Premises) shall be payable contemporaneously with the execution of this Amendment by Tenant; thereafter, the estimated amount of Tenant’s Share of the foregoing costs shall be payable on the first (1st) day of each month beginning on the first (1st) day of the second (2nd) full calendar month of the New Extended Term and otherwise in accordance with the terms of the Lease, as amended hereby.

20. Security Deposit/Letter of Credit.

20.1 Existing Security Deposit. The parties hereto acknowledge that Landlord is currently holding a security deposit in the amount of $26,575.00 and shall continue to hold such deposit in accordance with the terms of the Lease during the New Extended Term. As of the date hereof, Paragraph 39 of Addendum I to the Lease shall be void and of no further force and effect.

20.2 Letter of Credit. Tenant acknowledges that Landlord is unwilling to execute this Amendment unless Tenant provides Landlord with additional security for Tenant’s obligations under the Lease, as amended hereby. Therefore, Tenant shall deliver to Landlord, on the date that Tenant executes and delivers this Amendment to Landlord, an Irrevocable Standby Letter of Credit (“Letter of Credit”) which shall (1) be issued by a bank reasonably acceptable to Landlord with minimum assets of Ten Billion Dollars ($10,000,000,000.00), upon which presentment may be made in San Francisco or Los Angeles, California, (2) be in an amount equal to Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), (3) allow for partial and multiple draws thereunder, and (4) have an expiration date not earlier than sixty (60) days after the New Premises Expiration Date or in the alternative, have a term of not less than one (1) year and be automatically renewable for an additional one (1) year period unless, on or before the date thirty (30) days prior to the expiration of the term of such Letter of Credit, the issuer of such Letter of Credit gives notice via U.S. registered mail to Landlord of its election not to renew such Letter of Credit for any additional period pursuant thereto. In addition, the Letter of Credit shall provide that, in the event of Landlord’s assignment of its interest in the Lease, as amended hereby, the Letter of Credit shall be freely transferable by Landlord, without charge, to the assignee. The Letter of Credit shall provide for same day payment to Landlord upon the issuer’s receipt of a sight draft from Landlord together with Landlord’s certificate certifying that either: (i) the requested sum is due and payable from Tenant and Tenant has failed to pay, or (ii) Landlord has received notice of nonrenewal of the Letter of Credit and a replacement Letter of Credit has not been received, and with no other conditions. Tenant agrees that it shall from time to time, as necessary, whether as a result of a draw on the Letter of Credit by Landlord pursuant to the terms hereof or as a result of the expiration of the Letter of Credit then in effect, renew or replace the original and any subsequent Letter of Credit so that a Letter of Credit, in the amount required hereunder, and satisfying all the conditions hereof, is in effect until a date which is at least sixty (60) days after the New Expiration Date. If Tenant fails to furnish such renewal or replacement at least thirty (30) days prior to the stated expiration date of the Letter of Credit then held by Landlord, Landlord may draw upon such Letter of Credit and hold the proceeds thereof (and such proceeds need not be segregated) as a security deposit pursuant to the terms of Section 20.6 below.

20.3 Additional Letter of Credit. In the event that Tenant is in default of its obligations under the Lease after the expiration of any applicable grace period set forth in the Lease, then Landlord shall have the right, at any time after such event, without giving any further notice to Tenant, to draw upon said Letter of Credit (or Additional Letter of Credit, as defined below, as the case may be) (a) the amount necessary to cure such default or (b) if such default cannot reasonably be cured by the expenditure of money, to exercise all rights and remedies Landlord may have on account of such default, the amount which, in Landlord’s opinion, is necessary to satisfy Tenant’s liability in account thereof. In the event of any such draw by Landlord, Tenant shall, within twenty (20) days of written demand therefor, deliver to Landlord an additional Letter of Credit satisfying the conditions specified in Section 20.2 above (“Additional Letter of Credit”), except that the amount of such Additional Letter of Credit shall be the amount of such draw. Tenant’s failure to provide the Additional Letter of Credit upon written notice from Landlord shall be a material breach of the Lease, as amended hereby. In addition, in the event of a termination based upon the default of Tenant under the Lease, as amended hereby, or a rejection of the Lease, as amended hereby, pursuant to the provisions of the Federal Bankruptcy Code, Landlord shall have the right to draw upon the Letter of Credit (from time to time, if necessary) to cover the full amount of damages and other amounts due from Tenant to Landlord under the Lease, as amended hereby. Any amounts so drawn shall, at Landlord’s election, be applied first to any unpaid rent and other charges which were due prior to the filing of the petition for protection under the Federal Bankruptcy Code. Any such draw on the Letter of Credit shall not constitute a waiver of any other rights of Landlord with respect to Tenant’s default under the Lease, as amended hereby. Tenant hereby covenants and agrees not to oppose, contest or otherwise interfere with any attempt by Landlord to draw upon said Letter of Credit including, without limitation, by commencing an action seeking to enjoin or restrain Landlord from drawing upon said Letter of Credit. Tenant also hereby expressly waives any right or claim it may have to seek such equitable relief. In addition to whatever other rights and remedies it may have against Tenant if Tenant breaches its obligations under this paragraph, Tenant hereby acknowledges that it shall be liable for any and all damages which Landlord may suffer as a result of any such breach.

20.4 Reduction in Letter of Credit. Notwithstanding the foregoing provisions of this Section 9 to the contrary, on the date which is the first to occur of: (i) the date on which Tenant receives governmental (FDA) approval of its experimental drug commonly known as “Istalol”, (ii) the date on which Tenant receives governmental (FDA) approval of its experimental drug commonly known as “Vitrase”, (iii) the date on which Tenant provides evidence to Landlord that Tenant has raised an additional $25,000,000.00 in additional cash, or (iv) August 31, 2006 (the “Reduction Date”), Tenant may replace the then current Letter of Credit either: (y) with a letter of credit in the amount of $47,083.75, but in all other respects in conformance with the Letter of Credit described in Section 20.2 above, or (z) with a cash security deposit in the amount of $47,083.75, (which is inclusive of the twenty-six thousand five hundred seventy-five dollars ($26,575.00) already held by Landlord), which deposit shall be held by Landlord in accordance with the terms of Section 20.6 below; provided, however, that Tenant may not reduce the amount of the Letter of Credit if Tenant has been in default of any provision of the Lease, as amended hereby, more than two (2) times during the Term of the Lease (including the New Extended Term), preceding the date of the proposed reduction.

20.5 Cash Proceeds. In the event that Tenant fails timely to deliver to Landlord a replacement letter of credit when required hereunder, then Landlord shall have the right, at any time after such event, without giving any further notice to Tenant, to draw down the entire Letter of Credit (and/or Additional Letter(s) of Credit) and to hold the proceeds thereof in the same manner as a security deposit pursuant to the terms of Section 20.6 below.

20.6 Security Deposit. In the event that Landlord holds any cash proceeds from the Letter of Credit, such proceeds (hereinafter, a “Security Deposit”) shall be held by Landlord in accordance with the terms of this Section 20.6. Such proceeds shall be held by Landlord as security for the faithful performance and observance by Tenant of all the terms, covenants and conditions of the Lease, as amended hereby, it being expressly understood that the Security Deposit shall not be considered an advance payment of rental or measure of Landlord’s damages in case of default by Tenant. Upon default by Tenant which is not cured within the applicable grace period set forth in the Lease, Landlord, from time to time, without prejudice to any other remedy, may (but shall not be required to) apply the Security Deposit against any arrearages of Base Rent, Additional Rent, or any other damage, injury, loss, cost, expense or liability caused to Landlord by such default on the part of Tenant. Should all or any part of the Security Deposit be used for the purposes described above during the New Extended Term, then Tenant shall remit to Landlord immediately (and in all events within not more than five (5) business days) after Landlord’s request therefor, the amount necessary to restore the Security Deposit to its original balance. Tenant’s failure to restore the Security Deposit upon written notice from Landlord shall be a material breach of the Lease, as amended hereby. Upon any termination of Landlord’s interest in the Premises, Landlord shall have no further obligation to Tenant with respect to the Security Deposit or any other sums due hereunder and prepaid by Tenant upon transfer of the Security Deposit and any other such sums to Landlord’s successor in interest. No interest shall be payable on the Security Deposit and Landlord shall have no obligation to keep the Security Deposit separate from its general funds unless otherwise required by applicable law. To the extent that Landlord has not previously drawn upon any Letter of Credit, Additional Letter of Credit or funds being held as a Security Deposit (collectively, “Collateral”) held by Landlord, and to the extent that Tenant is not otherwise in default of its obligations under the Lease as of the New Expiration Date (as it may be extended), Landlord shall return such Collateral to Tenant following the expiration of the New Extended Term; provided, however, that in no event shall any such return be construed as an admission by Landlord that Tenant has performed all of its covenants and obligations hereunder. In no event shall the proceeds of any Letter of Credit be deemed to be a prepayment of rent nor shall it be considered as a measure of liquidated damages.

21. Insurance. The references to $2,000,000.00 for “combined single limit” and “$1,000,000.00” for bodily injury limit in the Basic Lease Information of the Original Lease are hereby deleted and “$5,000,000.00” is hereby substituted therefor in each instance. The following change is hereby made to Section 12.A. of the Original Lease:

The phrase “One Million Dollars ($1,000,000.00) for injury or death of one person in any one accident or occurrence and in the amount of not less than Two Million Dollars ($2,000,000.00) for injury or death of more than one person in any one accident or occurrence” shall be deleted and the following language shall be substituted therefor: “a combined single limit of not less than Five Million Dollars ($5,000,000.00) per occurrence”.

Tenant may satisfy the insurance requirements set forth in the Lease, as amended hereby, through the provision of an umbrella policy.

22. Temporary Premises. Notwithstanding anything to the contrary in this Amendment, if Landlord is unable to tender possession of the New Premises to Tenant in the condition required by this Amendment on or before October 15, 2004, then Landlord shall lease to Tenant, and Tenant shall lease from Landlord, those certain premises in the Complex located at 15273 Alton Parkway, Suite 200, Irvine, California, containing approximately 4,705 square feet, as temporary premises (the “Temporary Premises”) for the operation of Tenant’s business. The Temporary Premises shall be leased to Tenant in its “as is” condition under all the terms and conditions of the Lease, including without limitation Sections 10 and 12, subject to the following:

22.1 Base Rent. Tenant shall not be obligated to pay Base Rent for the Temporary Premises unless Tenant fails to surrender the Temporary Premises on the date which is fifteen (15) days following the New Commencement Date in which event Tenant shall be obligated to pay $500.00 per day until the date on which Tenant surrenders the Temporary Premises to Landlord.

22.2 Tenant’s Share. Commencing on the date that Tenant takes occupancy of the Temporary Premises, Tenant shall be obligated to pay Operating Expenses, Tax Expenses and Common Area Utility Costs. Tenant’s Share with respect to the Temporary Premises is 2.18%.

22.3 Alterations. Tenant shall not make any Alterations to the Temporary Premises, except that Tenant may install, at Tenant’s sole cost and expense, its data and telecommunications wiring and cabling and its own security system (the “Temporary Premises Improvements”), all in accordance with the provisions of the Lease. Upon execution of this Amendment by Landlord and Tenant, Landlord shall provide Tenant with access to the Temporary Premises for the sole purpose of installing the Temporary Premises Improvements; such early access shall be subject to all of the terms and conditions of the Lease, except for the payment of Base Rent for the Temporary Premises which shall not be payable except as required pursuant to Section 22.1 above.

22.4 Term for Temporary Premises. Tenant’s lease of the Temporary Premises shall terminate on the date which is fifteen (15) days following the New Commencement Date; provided, however, that if the New Commencement Date does not occur by November 1, 2004, on such date the lease of the Temporary Premises shall convert to a month-to-month tenancy, which may be terminated by either party upon not less than thirty (30) days prior written notice to the other party.

23. Antenna Installation. Tenant shall be permitted, at no additional charge to Tenant, to install a satellite antenna on the roof of the building in which the New Premises and the roof of the Existing Premises are located, subject to the following terms and conditions:

(a) Subject to Tenant obtaining and maintaining all required governmental approvals, Tenant shall be permitted to install (i) a satellite antenna upon a location on the roof of the Building as designated by Landlord in Landlord’s sole discretion, having a diameter not to exceed 48” (the “Antenna”), in a location reasonably satisfactory to Landlord, as well as (ii) cabling in the building conduits as reasonably necessary for the operation of the Antenna, all of the foregoing to be subject to the following terms and conditions (the “Antenna Installation”); provided, however, such Antenna Installation shall not penetrate the roof of the building on which the Antenna is installed if there is an existing conduit for such cabling. In the event that no such conduit exists, then: (A) any new roof penetration must be approved by Landlord prior to the Antenna Installation, such approval not to be unreasonably withheld so long as the proposed roof penetration will not impair or invalidate Landlord’s roof warranty, (B) such roof penetration shall be performed by Landlord’s approved roofing contractor in order to preserve Landlord’s roof warranty, and (C) Tenant shall reimburse Landlord for any out of pocket costs actually incurred by Landlord in reviewing Tenant’s plans for such roof penetration and in inspecting the roof after the Antenna Installation. Tenant acknowledges that Landlord’s considerations in determining such approval include engineering, structural and aesthetic considerations. All roof penetrations and roof repairs shall be performed by a duly licensed and bonded roofer approved in writing by Landlord. The screen wall shall completely shield the Antenna from view except from a vantage point directly above same.

(b) Tenant shall submit to Landlord, for Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed, complete plans and specifications for the Antenna and Antenna Installation not less than thirty (30) days prior to its estimated installation. Tenant shall be responsible for determining the sufficiency of the roof structure to support the live and static load of the Antenna and screen wall. Landlord shall provide such information concerning the same in Landlord’s possession or control promptly following Tenant’s request therefor. Tenant shall install the Antenna without voiding Landlord’s roofing bond and, if required by Landlord, Tenant shall employ the services of Landlord’s designated roofing contractor. If required by Landlord, Tenant shall, at its own cost and expense, install catwalks to the location of the Antenna. Within a period of thirty (30) days after Landlord has given its approval of Tenant’s aforesaid plans and specifications, Tenant shall complete the Antenna Installation.

(c) Upon reasonable notice to Landlord, Tenant shall be permitted access to the Antenna and the roof of the building, subsequent to the Antenna Installation and during the term of the Lease, as necessary for the proper maintenance thereof.

(d) Prior to the expiration (or sooner termination) of the Lease, so long as Tenant is not in default, upon reasonable notice to Landlord, Tenant shall be permitted access to the roof of the Building to remove the Antenna; provided, however, that Tenant, at Tenant’s sole cost and expense, shall repair any damage related thereto and shall restore the roof to the same condition as existed prior to the Antenna Installation, ordinary wear and tear excepted.

(e) Under no circumstances will Tenant knowingly permit the operation of the Antenna to interfere with or otherwise impede the operations of any other communication, electronic transmission or other similar system operating in, to or from the Complex; and, in the event operation of Tenant’s Antenna does so interfere with or otherwise impede any other communication, transmission or similar system and Tenant fails to remove the Antenna or otherwise abate such interference or impedance within five (5) business days of receipt of written notice thereof from Landlord, then Landlord shall be permitted to remove the Antenna, at Tenant’s sole cost and expense, as if the term of the Lease had expired.

(f) Under no circumstances shall Tenant use the Antenna and Antenna Installation for any purpose other than Tenant’s ordinary business use in furtherance of Tenant’s use as permitted under the Lease, for the sole benefit of Tenant. In clarification and not limitation of the immediately preceding sentence, Tenant shall not “re-sell” or lease, sublease, license or otherwise permit the use of all or any portion of the signals or bandwidth or other electromagnetic emissions from or to the Antenna, by any other tenant in the Complex or by any other party or person whatsoever (other than Tenant), unless so permitted by Landlord in its sole and absolute discretion.

(g) During the period of time that the Antenna is in use by Tenant, the Antenna Installation and the Antenna shall be subject to all of the provisions of the Lease, as amended hereby, including, without limitation, the insurance coverage requirements of Article 12 and the indemnification provisions in Article 13 of the Lease, as amended hereby. Tenant shall indemnify Landlord and hold Landlord harmless from and against all loss, claims, actions, damages, liability and expense in connection with loss of life, personal injury, damage to property, or any other loss or injury whatsoever arising from, or out of, the Antenna Installation and/or Tenant’s use of the Antenna.

24. Real Estate Brokers. Tenant represents and warrants that it has negotiated this Amendment directly with Studley, Inc. (“Tenant’s Broker”) and CB Richard Ellis (“Landlord’s Broker”) and has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesman to act for Tenant in connection with this Amendment. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims by any other real estate broker or salesman claiming to represent Tenant and claiming entitlement to a commission, finder’s fee or other compensation as a result of Tenant’s entering into this Amendment. Landlord shall pay a commission to Landlord’s Broker and Tenant’s Broker pursuant to separate agreements. Notwithstanding the foregoing, in no event shall Landlord be required to pay Tenant’s Broker any construction management, space planning or project management fees in connection with this Amendment.

25. Parking. Effective as of the New Commencement Date, Tenant shall have use of one hundred and eighteen (118) nonexclusive and undesignated parking spaces (for the combined Existing Premises and the New Premises), subject to the terms of the Lease.

26. Signage. Subject to (i) compliance with Landlord’s signage criteria, (ii) compliance with all applicable rules, regulations and laws, and (iii) the approval of any governmental authority with jurisdiction over the building in which the New Premises are located, Tenant shall have the right to install building-side signage similar to that on the Existing Premises and building door signage with respect to the New Premises.

27. SNDA. Concurrently with the execution of this Amendment, Landlord shall use diligent commercially reasonable efforts to provide Tenant with a commercially reasonable nondisturbance agreement for Tenant’s benefit (on its Lender’s standard form which is attached hereto as Exhibit J [the “SNDA”]) from the beneficiary of that certain Deed of Trust, Security Agreement, Fixture Filing and Financing Statement dated January 27, 2000 naming The Prudential Insurance Company of America (“Lender”) as the beneficiary and covering the Complex which was recorded on January 27, 2000, as Document No. 20000047965, in the Official Records of Orange County, California (the “Mortgage”). Notwithstanding the foregoing, Landlord’s failure to obtain such agreement shall not constitute a default by Landlord hereunder provided Landlord has employed diligent commercially reasonable efforts to obtain same from Lender. If Lender notifies Tenant that either (a) Lender is exercising its rights under the Mortgage following a default under the Mortgage, or (b) of Lender’s succeeding to the Landlord’s interest under the Lease, and in either event, Tenant pays rents due under the Lease directly to Lender, then Landlord waives any and all claims against Tenant if Tenant responds to any such requests by Lender and such payment to Lender shall be deemed a payment to Landlord for the purposes of the Lease. Tenant shall reimburse Landlord within ten (10) days of demand therefor for all costs charged by Lender in connection with Lender’s review and execution of the SNDA.

28. Authority. Each party hereto hereby covenants and warrants on its own behalf that (a) it is in good standing under the laws of the States of California and Delaware, (b) it has full corporate power and authority to enter into this Amendment and to perform all its obligations under the Lease, as amended by this Amendment, and (c) each person (and all of the persons if more than one signs) signing this Amendment on behalf of such party is duly and validly authorized to do so.

29. No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to lease or a reservation of or option for lease, and this instrument is not effective as a lease amendment or otherwise until executed and delivered by both Landlord and Tenant.

30. Exhibits. Exhibits A3, I and J attached hereto shall be incorporated into the Lease, as amended hereby.

31. Entire Agreement. This Amendment, together with the Lease, constitutes the entire agreement between Landlord and Tenant regarding the Lease and the subject matter contained herein and supersedes any and all prior and/or contemporaneous oral or written negotiations, agreement or understandings.

32. Incorporation. The Lease, as modified herein, remains in full force and effect, and the parties hereby ratify the same. This Amendment shall be binding upon the parties and their respective successors and assigns.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first written above.

LANDLORD:		TENANT:

ALTON PLAZA PROPERTY, INC., a Delaware corporation		ISTA PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Daniel J. Bradley	By:	/s/ Vicente Anido, Jr., Ph.D.

Name:	Daniel J. Bradley	Name:	Vicente Anido, Jr., Ph.D.

Title:	President	Title:	President and Chief Executive Officer

By:

Name:

Title:

EXHIBIT A-3

Plan of New Premises

EXHIBIT I

Renewal Option

Tenant shall have the right to renew the term of the Lease for one (1) five (5)-year term upon prior written notice (“Tenant’s Election Notice”) to Landlord given not sooner than nine (9) months nor later than six (6) months prior to the expiration of the New Extended Term; provided that at the time Tenant gives such notice to Landlord and for the remainder of the New Extended Term (i) the Lease has not been assigned and Tenant (or its corporate successor) continues to occupy at least eighty percent (80%) of the Premises and (ii) Tenant is not in default under the Lease beyond any applicable cure period. During the renewal term, the provisions of the Lease, as it may be amended in writing prior to the date of the commencement of such renewal term, shall continue in full force and effect except that Tenant shall occupy the Premises in its then “AS IS” condition and there shall be no abatement of rent, nor shall there be credit or allowances given to Tenant for improvements to the Premises, and the Base Rent will be the then fair market rent determined as provided herein; provided, however, in no event shall the Base Rent for such renewal term be less than the amount of Base Rent payable by Tenant immediately prior to the commencement of such renewal term. On request, Landlord shall give Tenant the rates it is quoting to prospective tenants for new leases of comparable space in the Complex for a comparable term (as confirmed by written statement to Tenant by a representative of Landlord). It is understood and agreed that Tenant’s submittal of Tenant’s Election Notice shall bind Tenant to a five (5)-year extension of the Lease. At Landlord’s request, the parties shall promptly memorialize the Base Rent for the renewal term in a writing to be prepared by Landlord.

The “fair market rent” shall be based on the rental amounts that tenants are paying in then-current transactions between landlords and non-affiliated parties for new or renewal, non-expansion (unless the expansion is pursuant to a comparable definition of fair rent), and non-equity tenants, for comparable space (in size and height), for a comparable use for a comparable period of time within the City of Irvine (Irvine Spectrum submarket), California, as of the expiration of the New Extended Term (“Comparable Transactions”). In any determination of Comparable Transactions, appropriate consideration shall be given to the annual rental rates per square foot (e.g., whether increases in additional rent are determined on a net or gross basis), parking rights and obligations, signage rights, abatement provisions reflecting free rent and/or no rent during the period of construction or subsequent to the commencement date as to the space in question, brokerage commissions, if any, which would be payable by Landlord in similar transactions, length of lease term, size and location of premises being leased, building standard work letter and/or tenant improvement allowances, if any, the condition of the base building and the landlord’s responsibility with respect thereto, the value, if any, of the existing tenant improvements (with such value being judged with respect to the utility of such existing tenant improvements to a general business tenant and not to a particular tenant) and other generally applicable conditions of tenancy for such Comparable Transactions.

If by the date thirty (30) days following delivery of Tenant’s Election Notice, Landlord and Tenant have not agreed in writing as to the amount of the Base Rent for such renewal term, the parties shall determine the fair market rent in accordance with the following procedure. Landlord and Tenant shall each appoint one real estate appraiser, and the two so appointed shall select a third. Said real estate appraisers shall each be licensed in the State of California, specializing in the field of commercial real estate in the City of Irvine, California, having no less than ten (10) years experience in such field, unaffiliated with either Landlord or Tenant, and recognized as ethical and reputable within their field. Landlord and Tenant agree to make their appointments promptly within ten (10) days after expiration of the thirty (30) day negotiation period, or sooner if mutually agreed upon. The two appraisers selected by Landlord and Tenant shall promptly select a third appraiser within fifteen (15) days after they both have been appointed, and each appraiser, within thirty (30) days after the third appraiser is selected, shall submit his or her determination of the then projected fair market rent. The Base Rent shall be the mean of the two closest rental determinations.

EXHIBIT J

Form of SNDA

Prudential Loan No. 6103765

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS AGREEMENT (“Agreement”) made as of the      day of             , 2004, between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA (together with its successors or assigns in interest, collectively “Lender”) and ISTA PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A. Lender is the owner and the holder of a loan evidenced by a promissory note (the “Note”) dated January 27, 2000 in the face amount of $7,500,000.00. The Note is secured by a Deed of Trust, Security Agreement, Fixture Filing and Financing Statement (the “Mortgage”) dated the same date as said Note, and recorded on January 27, 2000 as Document No. 20000047965 in the Real Property Records of Orange County, California, covering the real property described therein (the “Mortgaged Premises”).

B. Tenant is the tenant under that certain Lease Agreement dated September 13, 1996 (as amended, the “Lease”), between Tenant and ALTON PLAZA PROPERTY, INC., a Delaware corporation as landlord (said landlord and its successors and assigns under the Lease hereinafter called “Landlord”), covering all or part of the Mortgaged Premises as set forth under the Lease (hereinafter called the “Demised Premises”).

C. Tenant and Lender desire to confirm their understanding with respect to the Lease and the Mortgage.

THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all parties, Lender and Tenant agree as follows:

1. Subordination. The Lease is now, and will at all times and for all purposes be, subject and subordinate, in every respect, to the Mortgage, with the provisions of the Mortgage and this Agreement controlling over the provisions of the Lease. The Lease is subordinate and subject, in each and every respect, to any and all increases, renewals, modifications, extensions, substitutions, replacements and/or consolidations of the Mortgage, (collectively a “Modification”), and all other loan documents securing the Note, provided that any and all Modifications shall nevertheless be subject to the terms of this Agreement.

2. Non-Disturbance. So long as Tenant complies with all of the terms, provisions, agreements, covenants, and obligations set forth in the Lease after the expiration of any applicable cure period, Tenant’s possession of the Demised Premises under said Lease shall not be disturbed or interfered with by Lender.

3. Attornment. If Lender or any other party succeeds to the interest of Landlord under the Lease in any manner, including but not limited to foreclosure, exercise of any power of sale, succession by deed in lieu or other conveyance (a “Succession”), Tenant will attorn to and be bound to such party (whether Lender or another party) upon such Succession and will recognize Lender or such other party as the landlord under the Lease. Such attornment is effective and self-operative without the execution of any further instrument. Tenant, upon request, will sign and deliver any instruments reasonably requested to evidence such attornment. Tenant waives the provisions of any statute or rule of law, now or hereafter in effect, which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect the Lease and the obligations of Tenant thereunder as a result of any such foreclosure or trustee’s sale.

4. Limitation On Lender’s Liability. Upon any Succession, Lender shall not be (a) liable for any act or omission of the Landlord under said Lease, (b) subject to any offsets or defenses which Tenant may have against the Landlord arising or occurring due to an event prior to the Succession, (c) bound by any rent or additional rent which Tenant may have paid to Landlord for more than the current month, (d) bound by any amendment or modification of the Lease made without Lender’s prior written consent, (e) liable for any security deposit paid by Tenant to Landlord unless such deposit is delivered to Lender, (f) liable for or obligated to pay for repairs, replacements, damages or allowances not made, performed or paid by the Landlord if such performance or payment was due prior to the Succession, or (g) liable for the payment of any leasing commissions, the triggering event for which arose or occurred prior to the Succession. Any reference to Landlord includes all prior landlords under the Lease. Neither Lender nor any party taking under a Succession shall be liable for the performance of the obligations of the Landlord under the Lease, except for those obligations which arise during the period of Lender’s or such entity’s or person’s ownership of the Mortgaged Premises.

5. Tenant’s Warranty. Tenant warrants to Lender, as of the date hereof, that (a) attached is a true, correct and complete copy of the Lease, (b) there are no known defaults on the part of Landlord, (c) the Lease is a complete statement of the agreement of the parties with respect to the leasing of the Demised Premises, (d) the Lease is validly executed by Tenant and in full force and effect. Tenant acknowledges and warrants to Lender that it has not subordinated the Lease or any of its rights under the Lease to any lien or mortgage other than the Mortgage.

6. Lender Cure Rights. Thirty (30) days before exercising any of its rights and remedies under the Lease for a landlord default, Tenant will send written notice to Lender at Suite 4900E, 2200 Ross Avenue, Dallas, Texas 75201, referencing Loan Number                      by certified mail, return receipt requested, of the occurrence of any default by Landlord and will specify with reasonable clarity the events constituting such default. If the referenced default would entitle Tenant to cancel the Lease or abate the rent payable thereunder, no such cancellation or abatement of rent will be effective unless Lender receives notice in the form and manner required by this Paragraph 6 and fails (a) within thirty (30) days of the date of the receipt of such notice by Lender to cure or cause to be cured any default which can be cured by the payment of money and (b) to cure or caused to be cured within sixty (60) days of the receipt of such notice any default which cannot be cured by the payment of money (“Non-Monetary Default”); provided, however, that if the Non-Monetary Default is not capable of cure within such sixty-day period, no cancellation or abatement by Tenant will be effective as to Lender unless Lender fails within the original sixty (60) day period to commence and diligently prosecute the cure of such default to completion. Tenant will accept cure of any Landlord default by Lender.

7. Rent Payment. Immediately upon written notice to Tenant (a) that Lender is exercising its rights under the Mortgage or any other loan documents acting to secure the Note following a default under the Loan, or (b) of Lender’s succeeding to the Landlord’s interest under the Lease, Tenant agrees to pay all rents due under the Lease directly to Lender (in accordance with the Lease).

8. Complete Agreement. This Agreement supersedes, as between the parties hereto, all of the terms and provisions of the Lease which are inconsistent herewith.

9. No Oral Modification/Binding Effect. This Agreement may not be modified orally or in any manner other than by an agreement in writing signed by the parties hereto or their respective successors in interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

10. Laws. This Agreement shall be construed in accordance with the laws of the State where the Mortgaged Premises are located.

11. Automatic Amendment of Lease. Upon a Succession, the Lease is automatically amended as follows:

a. Hazardous Materials. All representations, warranties, indemnities or hold harmless provisions in favor of Tenant from Landlord dealing with the presence, use, transportation, disposal, contamination, exposure to or in any way arising out of hazardous or toxic materials, chemicals or wastes (“Hazardous Materials”) are deleted as to Lender. Lender, however, as Landlord, covenants and agrees to (a) comply with all laws governing Hazardous Materials (“Hazardous Materials Laws”), (b) store, use and dispose of all Hazardous Materials at the Mortgaged Premises in accordance with all applicable Hazardous Materials Laws, and (c) remove, remediate and/or clean up, as applicable, in accordance with all applicable Hazardous Materials Laws, all Hazardous Materials at the Mortgaged Premises (to the extent not caused by Tenant or its employees, contractors or agents) impairing Tenant’s use or access to the Demised Premises.

b. Insurance. Tenant will at all times carry comprehensive general liability coverage for its activities and operations at the Demised Premises, listing Lender and Landlord as additional insureds, in such coverage amounts as are required by the Lease but in no event less than One Million Dollars. Lender will have no liability to Tenant for any indemnity or hold harmless provision under the Lease where Lender is otherwise covered by Tenant’s comprehensive general liability coverage(s) as carried by Tenant or which Tenant is required to carry under the Lease. All insurance required to be carried by Landlord under the Lease may be effected by Lender by self-insurance or by a policy or policies of blanket insurance covering additional items or locations or assureds and with such deductibles as Lender may from time to time determine. Tenant has no rights in any policy or policies maintained by Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

LENDER:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

ATTEST:

By:
Assistant Secretary	Vice President
(Corporate Seal)

TENANT:

ISTA PHARMACEUTICALS, INC.,

ATTEST:

By:
Secretary	President
(Corporate Seal)